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                    December 1, 2020

       Sidney D. Rosenblatt
       Chief Financial Officer
       Universal Display Corp \PA\
       375 Phillips Boulevard
       Ewing, NJ 08618

                                                        Re: Universal Display
Corp \PA\
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-12031

       Dear Mr. Rosenblatt:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing